Exhibit 99.1

Badger Meter Reports Second Quarter 2022 Results

MILWAUKEE--(BUSINESS WIRE)--July 20, 2022--Badger Meter, Inc. (NYSE: BMI) today reported results for the second quarter ended June 30, 2022.

Second Quarter 2022 Highlights

  Total sales of $137.8 million increased 12% over the prior year’s $122.9 million. Excluding the unfavorable impact of the stronger US dollar, sales increased nearly 14%
  Diluted earnings per share (EPS) increased 19% to $0.57 compared to $0.48 in the comparable prior year period
  Operating profit margins expanded 80 basis points year-over-year
  Robust demand environment continued with strong order pace and record backlog
  Strong cash flow with $19.7 million in net cash provided by operations

“Record sales for the second quarter were the result of continued strong customer demand, effective supply chain management and continued price realization. Operating margins improved year-over-year despite persistent cost inflation, and we continued to experience robust orders and correspondingly, a further expansion of our already record-high backlog,” said Kenneth C. Bockhorst, Chairman, President and Chief Executive Officer. “I want to thank the global Badger Meter team for their tireless commitment to serving our customers.”

Second Quarter Operating Results

Utility water sales increased 14% year-over-year, representing the third consecutive quarter of mid-teens sales growth. The sales increase in the quarter was most notable in E-Series® Ultrasonic meters, ORION® Cellular endpoints and BEACON® SaaS revenue. Backlog grew as continued strong order momentum more than offset the recovering production output, as sporadic supply chain constraints limited the conversion of utility water orders to net sales.

Sales of flow instrumentation products increased 4% year-over-year, the result of strong order demand across most end market applications partially offset by supply chain constraints that impacted manufacturing output.

Operating margin was 16.0% in the second quarter of 2022, an 80 basis point improvement from the prior year’s 15.2%. Gross margin as a percent of sales was 39.7%, an increase of 140 basis points sequentially, as the pacing of price realization and manufacturing output improved. Gross margin as a percent of sales declined from the prior year’s 40.8%, as expected, as elevated material, logistics and other costs were partially offset by higher sales volumes and pricing gains.

Selling, engineering and administration (“SEA”) expenses in the second quarter of 2022 were $32.7 million, or 23.7% as a percent of sales, compared to $31.4 million, and 25.6% in the comparable prior year quarter. The $1.3 million spending increase was due to higher personnel and travel expenses, while the year-over-year improvement in SEA expense leverage is the result of effective spending controls and higher sales.

The tax rate for the second quarter of 2022 was 24.4%, modestly lower than the prior year’s 25.0%. As a result of the above, EPS increased 19% year-over-year, to $0.57 compared to $0.48 in the comparable prior year period.

Outlook

Bockhorst added, “We continue to experience strong demand for our digital water solutions coupled with modestly improving supply chain conditions. Our supply chain execution, along with pricing actions aligned with the value we deliver, are working to mitigate the inflation pressures of the past year. Our demonstrated capability to navigate external challenges and capitalize on the robust demand environment differentiates Badger Meter.

The positive industry fundamentals driving demand, including customer requirements to enhance operational efficiency, security and sustainability, are resilient. Badger Meter solutions harness the power of our smart devices, advanced ORION cellular communication technology and BEACON software for the remote monitoring and management of water networks to address these customer challenges.

We continue to advance our ESG-related priorities and have highlighted our progress in the recently published 2020-2021 Sustainability Report. We are proud to have recently been recognized as a Manufacturing Industry Top Workplaces Award recipient, which is especially meaningful given the employee survey feedback that garnered the award.

Bockhorst concluded, “While we are mindful of the uncertain macroeconomic conditions, our durable business model, increasing digital solutions mix, proven execution and our strong balance sheet position us well to deliver sustainable sales growth and shareholder value while furthering our vision to preserve and protect the world’s most precious resource.”

Conference Call and Webcast Information

Badger Meter management will hold a conference call to discuss the Company’s second quarter 2022 results today, Wednesday July 20, 2022 at 10:00 AM Central/11:00 AM Eastern time. The webcast and related presentation can be accessed via the Investor section of our website. Participants can also register to take part in the call using this online registration link: https://ige.netroadshow.com/registration/q4inc/11203/badger-meter-inc-second-quarter-2022-earnings/. The webcast will be archived on the Company’s website until its next earnings release.

Safe Harbor Statement

Certain statements contained in this news release, as well as other information provided from time to time by Badger Meter, Inc. (the “Company”) or its employees, may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those statements. Potential factors that could affect such forward-looking statements include the possible ongoing negative impacts of COVID-19 on the global economy, the Company’s operations and those of our customers and suppliers. In addition, the Company’s results are subject to general economic conditions, variation in demand from customers, continued market acceptance of new products, the successful integration of acquisitions, competitive pricing and operating efficiencies, supply chain risk, material and labor cost increases, tax reform and foreign currency risk. See the Company’s Form 10-K filed with the Securities and Exchange Commission for further information regarding risk factors, which are incorporated herein by reference. Badger Meter disclaims any obligation to publicly update or revise any forward-looking statements as a result of new information, future events or any other reason.

About Badger Meter

With more than a century of water technology innovation, Badger Meter is a global provider of industry leading water solutions encompassing flow measurement, quality and other system parameters. These offerings provide our customers with the data and analytics essential to optimize their operations and contribute to the sustainable use and protection of the world’s most precious resource. For more information, visit www.badgermeter.com.

BADGER METER, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except share and earnings per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net sales	$137,833	$122,869	$270,235	$240,711

Cost of sales	83,073	72,767	164,752	141,247

Gross margin	54,760	50,102	105,483	99,464

Selling, engineering and administration	32,672	31,427	64,533	63,042

Operating earnings	22,088	18,675	40,950	36,422

Interest expense, net	9	7	22	14
Other pension and postretirement costs	33	29	65	60

Earnings before income taxes	22,046	18,639	40,863	36,348

Provision for income taxes	5,382	4,667	9,839	8,595

Net earnings	$16,664	$13,972	$31,024	$27,753

Earnings per share:

Basic	$0.57	$0.48	$1.06	$0.95

Diluted	$0.57	$0.48	$1.06	$0.95

Shares used in computation of earnings per share:

Basic	29,210,444	29,114,346	29,204,535	29,105,429

Diluted	29,344,351	29,312,174	29,353,708	29,313,392

BADGER METER, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)

Assets	June 30,	December 31,
	2022	2021
	(Unaudited)

Cash and cash equivalents	$100,210	$87,174
Receivables	77,247	65,866
Inventories	111,437	99,611
Other current assets	15,027	8,709
Total current assets	303,921	261,360

Net property, plant and equipment	74,040	78,050
Intangible assets, at cost less accumulated amortization	57,772	64,176
Other long-term assets	23,092	22,919
Goodwill	101,206	104,313
Total assets	$560,031	$530,818

Liabilities and Shareholders' Equity

Payables	$61,597	$41,859
Accrued compensation and employee benefits	14,941	20,644
Other current liabilities	20,797	19,643
Total current liabilities	97,335	82,146

Deferred income taxes	4,937	5,385
Long-term employee benefits and other	41,576	40,217
Shareholders' equity	416,183	403,070
Total liabilities and shareholders' equity	$560,031	$530,818

BADGER METER, INC.

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Operating activities:
Net earnings	$16,664	$13,972	$31,024	$27,753

Adjustments to reconcile net earnings to net cash provided by operations:
Depreciation	2,862	2,990	5,622	5,863
Amortization	3,817	4,022	7,833	8,088
Deferred income taxes	50	7	16	45
Noncurrent employee benefits	48	79	(64)	160
Stock-based compensation expense	851	573	1,466	947
Changes in:
Receivables	481	(2,242)	(12,028)	1,622
Inventories	(9,260)	(6,096)	(13,024)	(4,812)
Payables	9,379	1,075	20,128	5,366
Prepaid expenses and other current assets	(5,249)	(831)	(8,153)	(1,259)
Other current liabilities	59	964	(3,908)	1,296
Total adjustments	3,038	541	(2,112)	17,316
Net cash provided by operations	19,702	14,513	28,912	45,069

Investing activities:
Property, plant and equipment expenditures	(1,631)	(2,619)	(2,773)	(4,378)
Acquisitions, net of cash acquired	-	55	-	(44,506)
Net cash used for investing activities	(1,631)	(2,564)	(2,773)	(48,884)

Financing activities:
Dividends paid	(5,843)	(5,240)	(11,712)	(10,479)
Proceeds from exercise of stock options	-	-	-	352
Repurchase of treasury stock	(427)	(460)	(427)	(460)
Issuance of treasury stock	-	30	-	72
Net cash used for financing activities	(6,270)	(5,670)	(12,139)	(10,515)
Effect of foreign exchange rates on cash	(810)	(322)	(964)	(584)

Increase (decrease) in cash and cash equivalents	10,991	5,957	13,036	(14,914)
Cash and cash equivalents - beginning of period	89,219	51,402	87,174	72,273

Cash and cash equivalents - end of period	$100,210	$57,359	$100,210	$57,359

Contacts

Karen Bauer
(414) 371-7276
kbauer@badgermeter.com